Exhibit 10.2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made as of [ • ] (the “Effective Date”) by and between Bally Gaming, Inc., a Nevada corporation (“Licensor”), and SG Social Holding Company I, LLC, a Nevada limited liability company (“Licensee”) (each of Licensor and Licensee, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, Licensee desires to obtain from Licensor a license to use certain intellectual property rights in its business;

WHEREAS, Licensor desires to grant Licensee a license to use such intellectual property in its business;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Parties hereby agree as follows.

AGREEMENT

1.                                      DEFINITIONS.  For purposes of this Agreement, the following definitions shall apply:

1.1                               “Affiliate” means, with respect to a Person, any current or future corporation or other entity directly or indirectly controlled by, controlling or under common control with such Person; provided, however, that if Licensee assigns this License Agreement to SciPlay Corporation or one of its subsidiaries, (a) Licensor’s Affiliates shall not include Licensee (following such assignment) and its Affiliates as described in clause (b) of this definition, and (b) Licensee’s Affiliates shall be limited to SG Social Holding Company II, LLC, SG Social Holding Company, LLC, SciPlay Corporation, SciPlay Parent Company, LLC, SciPlay Holding Company, LLC, Phantom EFX, LLC, C.O.A.S. Company Ltd, SpiceRack Media, LLC and Dragonplay Ltd.  For the avoidance of doubt, in the event that an Affiliate of Licensee is no longer directly or indirectly controlled by, controlling or under common control with Licensee, then it shall no longer be considered an Affiliate.

1.2                               “Approval Team” means, the Trademark Approval Team or the Product Approval Team, as applicable.

1.3                               “Change of Control” means (a) any consolidation or merger, which is not initiated by Licensor or any of its Affiliates, of any of Licensee, SciPlay Parent Company, LLC, or SciPlay Holding Company, LLC. (each, a “Designated Entity”) with or into any other corporation or other entity or Person, or any other corporate reorganization not initiated by Licensor or any of its Affiliates, in either case which the equity holders of such Designated Entity immediately prior to such consolidation, merger or reorganization own, control or otherwise have less than fifty percent (50%) of such Designated Entity’s voting power immediately after such consolidation, merger or reorganization, or (b) any transaction or series of related transactions that is not initiated by Licensor or any of its Affiliates in which the equity holders of any Designated Entity immediately prior to such transaction or series of related transactions own, control or otherwise have less than fifty percent (50%) of such Designated Entity’s voting power immediately after such transaction or series of related transactions.  Notwithstanding the foregoing, (i) the sale by Licensor or its Affiliates of any ownership interests in Licensee or its Affiliates, either privately or through additional public offerings, or (ii) any decrease in the percentage ownership of Licensor or any of its Affiliates in any Designated Entity through additional issuances of stock of such Designated Entity, in each case, as a result of a single transaction or series of related transactions, will not in and of itself trigger a Change of Control or provide any right to terminate the Agreement under any circumstances.

1.4                               “Clearance” means: (i) with respect to Trademarks, Licensee’s timely submission of a separate written trademark search request, which uses the format requested by Licensor and provides the requested information, to Licensor’s designated trademark attorneys and paralegals (the “Trademark Approval Team”) for game names, meta game names, feature names or other Trademarks (including any other words or phrases that will be used prominently) which Licensee desires to use in Licensed Products and the Approval Team’s approval to use the same in a written response to such request, and (ii) with respect to Licensed Products (other than with respect to Trademarks), Licensee’s timely submission to Licensor’s designated intellectual property attorneys and paralegals (the “Product Approval Team”) of a written and complete list and set of all content and assets (including, without limitation, all talent, voiceover artists, session musicians, stock and other licensed music, sound effects, stock images/video, Third Party artwork by game content studios, etc.) which Licensee desires to use in a Licensed Product, including specifically identifying which of the assets are owned by or include Third Party rights, and the Product Approval Team’s written response identifying which of the assets and content are clear for use and identifying which of the listed assets require Licensee to obtain and/or pay for any Third Party rights and approvals.

1.5                               “Copyrights” means any and all works of authorship (whether or not published) and copyrights (including any registrations therefor and any applications for registration thereof).

1.6                               “Enforcement Efforts” means any reasonable efforts designed to stop or seek redress for infringement of the Licensed Property, including, without limitation, filing a lawsuit, seeking injunctive relief, sending a cease and desist letter, entering into negotiations with regards to resolving a claim of infringement, or communicating with a Third Party regarding any of the foregoing.

1.7                               “Europe” means the following countries Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Benelux, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Gibraltar, Greece, Guernsey, Hungary, Iceland, Ireland, Italy, Jersey, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Macedonia, Malta, Moldova, Monaco, Montenegro, Norway, Poland, Portugal, Romania, Russian Federation, Serbia, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turk. Rep. of Northern Cyprus, Turkey, Turkmenistan, Ukraine, United Kingdom and Uzbekistan.

1.8                               “Intellectual Property” means intellectual property, including, but not limited to: (a) Patents, (b) Trademarks, (c) Copyrights, (d)  trade secrets and confidential business information (including research and development, ideas, know-how, inventions, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), (e) rights of publicity and privacy, (f) moral rights and droit moral, and (g)  software, and all electronic data, databases and data collections.

1.9                               “Licensed Property” means all Intellectual Property that is: (a) owned by Licensor or an Affiliate of Licensor, (b) is Third Party Licensed Property, or (c) for the preceding categories (a)-(b) that Licensor creates or acquires in the future, and for the avoidance of doubt, Licensed Property includes all Intellectual Property in any Improvements (as defined below in Section 2.2), (but for all of the above, only to the extent Licensor has the right to sublicense such Third Party or Affiliate Intellectual Property to Licensee in accordance with the terms hereof) provided, however, “Licensed Property” excludes all Intellectual Property created, licensed or acquired by Licensor or an Affiliate of Licensor after the date hereof solely for use in the development of a land-based slot machine unless and until such land-based slot machine has been submitted by Licensor or its applicable Affiliate to a regulator or independent third party for regulatory testing (it being understood and agreed that such intellectual property shall not be excluded from “Licensed Property” if Licensor or its applicable Affiliate delays any such submission in bad faith past the third anniversary of the Effective Date for the purpose of excluding the relevant Intellectual Property from being licensed to Licensee pursuant to Section 2.1(a)).

1.10                        “Licensed Products” means Licensee’s Social Games using Licensed Property.

1.11                        “Licensed Trademarks” means the Trademarks included within the Licensed Property.

1.12                        “Licensor Competitor” means any entity, taking into account annual revenue, geographic scope and the portfolio of products, that can reasonably be considered to directly compete with the products, services or operations of Licensor or its Affiliates.

1.13                        “Patents” means all national and multinational statutory invention registrations, patents, patent applications and provisional patent applications, and all reissues, divisions, continuations, continuations-in-part thereof and any applications or patents that claim priority from such patents and applications, including, without limitation, any foreign counterparts thereof.

1.14                  “Person” means an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, governmental body or any other body with legal personality separate from its equity holders or members.

1.15                        “Social Games” means software-generated games that: (a) simulate the style of games featured in casinos, such as slot machines, video poker, or casino style table games (e.g., Three Card Poker or blackjack) and are solely for entertainment (i.e., purely for-fun) and not intended for actual (i.e., real money) gambling, wagering or betting (but for clarity which shall include functionality that makes virtual currency available free of charge and makes virtual currency available for purchase); (b) are developed for mobile platforms (e.g., cellular telephones, wireless tablets, etc.), social media platforms (e.g., Facebook, Twitter, Snapchat, etc.), internet platforms, or other interactive platforms; and (c) are distributed solely via digital delivery.

1.16                        “Term” shall have the meaning set forth in Section 5.1.

1.17                        “Territory” means the world, except: (a) to the extent with respect to any Licensed Product or Licensed Property, a different Territory is specified in writing by Licensor for such Licensed Product or Licensed Property; (b) to the extent of any limitations set forth in license agreements between Licensor and its Third Party licensors on the use of Third Party Licensed Property and (c) any jurisdiction where and to the extent the exploitation or marketing of the Licensed Products is prohibited by law.

1.18                        “Third Party” means a Person that is not Licensor, Licensee or any of their Affiliates.

1.19                        “Third Party Licensed Property” means all Intellectual Property owned by a third party and licensed or sublicensed by Licensor (but only to the extent Licensor has the right to sublicense such Third Party or Affiliate Intellectual Property to Licensee in accordance with the terms hereof).

1.20                        “Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, and business names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof.

2.                                      LICENSES.

2.1                         Licenses.

(a)                                 Exclusive License.

(i)                                    For Licensed Property that: (a) is Third Party Licensed Property that Licensor licenses from a Third Party on or before the third anniversary of the Effective Date, or (b) is created or acquired by Licensor or its Affiliates on or before the third anniversary of the Effective Date (collectively, the “Exclusively Licensed IP”), Licensor hereby grants on behalf of itself and its Affiliates, to Licensee and Licensee hereby accepts, for the Territory, a fully paid up (solely with respect to Licensor’s owned Intellectual Property), non royalty-bearing (solely with respect to Licensor’s owned Intellectual Property), sublicensable (to the extent provided in Section 2.7), non-transferable and non-assignable (except as provided in Section 9.5), perpetual (solely with respect to Licensor’s owned Intellectual Property), exclusive license (except for the Exceptions to Exclusivity) to utilize such Licensed Property on and in connection with the design, development, manufacture, marketing, advertisement, promotion, distribution, sale, or other exploitation of the Licensed Products.  For clarity, Licensee shall be responsible for all costs, fees and other payments related to exploitation of Third Party Licensed Property in the Licensed Products and all advertising thereof and the license terms of Licensor’s license with such Third Party will control the scope and time frame of Licensee’s exploitation of Third Party Licensed Property.

(ii)                                Licensor shall not itself use, nor grant any other Third Party the right to use, the Exclusively Licensed IP on Social Games other than as permitted pursuant to Section 2.1(a)(iii) below.  The exclusivity hereunder applies only to Social Games and to no other goods or services, and Licensor is free to use the Exclusively Licensed IP and to authorize others to use the Exclusively Licensed IP other than with respect to Social Games (subject to the Exceptions to Exclusivity) solely as set forth herein.

(iii)                            Notwithstanding anything to the contrary in this Section 2.1(a), Licensor has and shall continue to have: (i) the right to create and permit interactive real money gaming customers to create and utilize demo versions of games, or free to play versions of existing real money gambling games that are available on real money gaming websites, which do not permit any type of compensation such as payment to play or the use of purchased virtual currency; (ii) the right to create itself and to permit lotteries to create, and the right to have created and use free to play promotional games and second chance games; (iii) the right to continue to offer the licenses contained in existing (i.e., executed prior to the Effective Date) remote game server style agreements for social content, provided that those agreements are not expanded in scope or content; (iv) the right to continue to offer the licenses contained in existing (i.e., executed prior to the Effective Date) agreements that provide for the creation of certain games based on legacy NYX content from Nextgen Gaming Pty Ltd.; (v) the right to license, the Exclusive Licensed IP for use other than on Social Games; and (vi) the right to license Exclusive Licensed IP on Licensed Products and other Social Games solely to land based casino customers (the “Operators”), in connection with the SG Universe product line (or its successor products), provided that all such licenses for SG Universe incorporate the following restrictions within twelve (12) months of the execution hereof:

(1)                                 The Social Games may only be marketed to Operators’ existing player databases and not for user acquisition, except that Operators may conduct geographically targeted advertisements intended to bring customers into their land based casinos and place advertisements on Operator owned and controlled general use websites (such as websites promoting the Operator’s land based casino and not principally designed to drive traffic to the SGU product) and Operator owned and controlled social media pages (such as Facebook pages) and channels.

(2)                                 With respect to the play for fun portion of the SG Universe product, outside of the SG Universe product itself, Operators may only market Licensor product line Trademarks, such as Bally, WMS, Barcrest and Shuffle Master, and not game specific Trademarks such as Zeus, Jackpot Party or Blazing 7s, other than as incidental appearance in screen shots.

(3)                                 The play for fun portion of the SG Universe product on mobile applications must be incorporated into and launched from within the Mobile Concierge (or successor products) product, and may not be the initial landing page upon application opening.

(4)                                 Operators may not list the Mobile Concierge app, in the “Games” category of any app store, but shall instead list it in the “Entertainment” or similar category.

(5)                                 All licenses to Operators for Licensed Products shall include provisions that provide for the termination of the agreement in the event that Licensor transfers exclusive rights to Licensee.

(b)                                 Non-Exclusive License.  For Licensed Property that: (i) is Third Party Licensed Property that Licensor licenses from a Third Party starting after the third anniversary of the Effective Date, or (ii) is created or acquired by Licensor or its Affiliates after the third anniversary of the Effective Date and is utilized by Licensee within Licensee’s available games as of the Effective Date (solely consisting of Jackpot Party Casino, Gold Fish Casino, Hot Shot Casino, 88 Fortunes Slots, Quick Hit Slots, Monopoly Slots, Bingo Showdown and Blazing 7s), Licensor hereby grants on behalf of itself and its Affiliates, to Licensee and Licensee hereby accepts, for the Territory, a fully paid up (solely with respect to Licensor’s owned Intellectual Property), non royalty-bearing (solely with respect to Licensor’s owned Intellectual Property), sublicensable (to the extent provided in Section 2.7), non-transferable and non-assignable (except as provided in Section 9.5), perpetual (solely with respect to Licensor’s owned Intellectual Property), non-exclusive license to utilize such the Licensed Property on and in connection with the design, development, manufacture, marketing, advertisement, promotion, distribution, sale, or other exploitation of the Licensed Products.  For clarity, Licensee shall be responsible for all costs, fees and other payments related to exploitation of Third Party Licensed Property in the Licensed Products and all advertising thereof and the license terms of Third Party Licenses will control the scope and time frame of Licensee’s exploitation of Third Party Licensed Property.

2.2                               Localizations and Improvements.  Licensee, at its own expense, will make or have made such changes to the Licensed Products as are required under any laws or regulations applicable to any portion of the Territory or as Licensee determines are appropriate to adapt the Licensed Products for use in any portion of the Territory (the “Localizations”).  Subject to any limitations imposed by Third-Party licensors of Licensor, Licensee also has the right to make, develop, prepare or create any other improvements to, modifications of, enhancements to, or derivative works of the Licensed Property (together with any Localizations, the “Improvements”).  Subject to the rights granted herein, as between Licensor and Licensee, Licensor (or its licensor) shall be deemed to own and hold all right, title and interest in and to the Improvements and all Intellectual Property rights therein (including, for the avoidance of doubt, any Improvements created by sublicensees, vendors and/or contractors of Licensee).  Licensee shall use reasonable commercial efforts to not include in the audio-visual aspects of any Improvements any content or materials for which Licensee cannot convey all ownership rights free and clear of any Third Party rights or restrictions on Licensor’s ownership and use of the same.  Unless Licensee can convey the ownership rights free and clear, Licensee shall not permit any Third Party to recreate or directly modify elements of the Licensed Property beyond a mere combination of those elements with Third Party materials. For clarity, any Third Party materials must be separated and/or separable from the Licensed Property (e.g., it would be permissible to add a stock image to Licensor’s artwork, but impermissible to create, for example, a new version of the Heidi character from Licensor’s Bierhouse games unless all of the ownership rights to the new depiction of the character could be conveyed to Licensor free and clear of all Third Party rights).  Notwithstanding the foregoing, if Licensee desires to incorporate materials that recreate or directly modify elements of the Licensed Property beyond a mere combination of those elements with Third Party materials, and cannot convey all rights to the same to Licensor free and clear of all Third Party rights, Licensee shall discuss the same with Licensor who will consider allowing such Improvement in good faith. In the event Licensee incorporates content or materials in the audio-visual aspects of the Improvements for which Licensee cannot convey ownership rights free and clear, it will identify in writing in accordance with the Clearance process such content or materials to Licensor.  Improvements shall be deemed to be included in the Licensed Property.  The Parties agree that, in accordance with the foregoing exceptions, such Improvements are a “work made for hire” for Licensor under the U.S. Copyright Act and any and all similar provisions of law under other jurisdictions, and that Licensor is the author of such works for all purposes. To the maximum extent permitted by applicable law, Licensee hereby waives and releases in favor of Licensor and its licensors all rights (if any) of “droit moral,” moral rights, rental rights and similar rights in and to the Improvements and agrees that Licensor and its licensors shall have the right to revise, condense, abridge, expand, adapt, change, add to, subtract from, re-title, redraw, re-color, or otherwise modify the Improvements without the consent or approval of Licensee, provided that the use by Licensor and its licensors of such Improvements does not violate the exclusive license.  To the extent that any portion of the Improvements do not qualify as a “work made for hire” under applicable law, or the extent that notwithstanding any of the foregoing, ownership of any portion of the Improvements does not vest in Licensor, Licensee hereby irrevocably assigns to Licensor and its successors and assigns, without further consideration, all of Licensee’s right, title, and interest in any such Improvements and all Intellectual Property therein.  For clarity, it is understood by the Parties that while Licensee shall transfer all of its ownership interests in the Improvements to Licensor, there may be content or materials for which it does not possess ownership interests and cannot transfer them to Licensor (e.g., material identified in writing in accordance with the Clearance process).  Upon Licensor’s request, Licensee agrees to confirm such assignment, without further consideration, and execute all documents and materials, and make all recordings and affirmations, in each case out of pocket costs shall be at Licensor’s expense, reasonably required by Licensor in furtherance thereof. Licensee acknowledges that it neither owns nor acquires any rights in and to the Improvements other than the license with respect to the same expressly granted by this Agreement.  Licensee further acknowledges that Licensor and its licensors retain the right to use the Improvements for any purpose in their sole discretion. Licensee shall secure similar waivers, releases and assignments from any sublicensees, vendors, contractors or other Third Parties it utilizes to create Improvements to ensure that ownership of all such Improvements fully vests in Licensor.

2.3                               Right of First Negotiation.   Licensor shall provide Licensee with a right of first negotiation to convert the non-exclusive licenses granted in Section 2.1(b) to exclusive licenses as well as a right of first negotiation to license the Licensed Property identified in Section 2.1(b) solely for use in Social Games, either on an exclusive basis or non-exclusive basis, outside of Licensee’s currently available games (consisting of Jackpot Party Casino, Gold Fish Casino, Hot Shot Casino, 88 Fortunes Slots, Quick Hit Slots, Monopoly Slots, Bingo Showdown and Blazing 7s).  In the event that Licensor intends to offer such licenses to third parties, it shall so inform Licensee in writing.  Provided that if the Parties negotiate for no less than 60 days (and Licensor will not negotiate with any other party during that time) and fail to reach mutual agreement on all material terms for such license, and to subsequently enter into a definitive binding written agreement within thirty (30) days of having reached such mutual agreement on all material terms for such license , then Licensor may approach other parties to enter such licenses and shall have no obligation to continue to negotiate with Licensee.

2.4                               Usage of Licensed Trademarks; Quality Control Restrictions.

(a)                                 Licensee acknowledges that the Licensed Trademarks have established value and reputation, are well recognized among Licensor’s customers and the general public, and it is of great importance to the Parties that these high standards be maintained.  Accordingly, the quality of the Licensed Products and associated marketing and advertising materials created by, provided or used by Licensee that bear (or are provided under or in connection with) the Licensed Trademarks shall be substantially equivalent to or stricter than those high standards maintained by Licensor and subject to Licensor’s reasonable approval.  In the event Licensee’s use of the Licensed Trademarks does not meet Licensor’s reasonable approval, Licensor shall inform Licensee of the deficiencies and changes that will allow Licensor to grant such approval, and Licensee shall implement such changes as soon as reasonably practical to bring the quality of the Licensed Products and associated marketing and advertising materials to the level required by Licensor set forth herein.

(b)                                 The Licensed Products and advertising and promotional materials distributed under this Agreement shall be of high quality.  Before public distribution, at no charge to Licensor, Licensee agrees to furnish to Licensor for approval as to quality and style (which approval shall not be unreasonably withheld), versions of the Licensed Products inclusive of all artwork and all components of the Licensed Product, as well as all advertising and promotional materials for Licensed Products that incorporate Third Party material.  Licensor shall endeavor to approve or disapprove of any materials submitted by Licensee for approval within fifteen (15) business days.   Licensor shall furnish, at the time notice of disapproval is given to Licensee, an explanation of the reason(s) for such disapproval or a request for further changes, and recommendations for suggested changes, which if made will be sufficient for Licensor to grant approval.  Licensee shall resubmit such item after changes have been made for Licensor’s approval and Licensor shall again endeavor to approve or disapprove any materials submitted by Licensee for approval within fifteen (15) business days.  Failure to affirmatively grant approval shall be deemed disapproval.  Further, Licensee expressly acknowledges that Licensor may need to obtain Third Party approvals and the timing for the same may be uncertain and may be granted or withheld in the Third Party’s sole and absolute discretion.  Once a Licensed Product has been approved, Licensee may not make any changes to the Licensed Product without obtaining Licensor’s approval.  Under no circumstances may any Licensed Product be used unless it has been fully approved in writing by Licensor.  Notwithstanding the foregoing, Licensed Products released to the public by Licensee prior to the Effective Date shall be deemed approved, but such deemed approval shall not be deemed to mean that the same have been Cleared for purposes of any representations, warranties or indemnification.  If a Licensed Product has been approved and is not released to the public for a period greater than twelve (12) months, Licensee must resubmit the Licensed Product for Clearance before any further use.  In the event that Licensor identifies advertising material that has not been submitted for approval or clearance as being of insufficient quality or standard or not complying with Third Party Licenses, Licensee will use reasonable commercial efforts to remove such material from publications as soon as reasonably practical and to either discontinue use of such material or incorporate revisions suggested by Licensor to bring the advertising material up to acceptable quality.

2.5                               Right to Remove.  In the event that Licensor receives a complaint, cease and desist letter, demand letter or similar communication from a Third Party alleging that the Licensed Property or Licensed Product infringes the rights of a Third Party, or if Licensor in good faith believes that the use or continued use of the Licensed Property or Licensed Product would be detrimental to Licensor or Licensee, including based on unasserted Third Party rights, Licensor shall promptly notify Licensee of the same and the Parties will discuss in good faith the appropriate response to the circumstances and take appropriate steps to address the issue.  The Parties may determine that Licensee must immediately cease all such use of such Licensed Property or Licensed Product, the risk of use may shift to Licensee or Licensee’s use may continue after modifications are made.  For clarity, and notwithstanding anything to the contrary contained herein, Licensor shall have the right to require Licensee to cease use of or modify the Licensed Property or Licensed Product where Licensor believes in good faith that continued use will damage Licensor’s Intellectual Property rights or, where one or both Parties will increase potential liability, where the Licensed Property or Licensed Product includes content provided by Third Party licensors, that continued use may harm Licensor’s relationship with such Third Party licensors or increase a Party’s liability.

2.6                               Goodwill.  The Parties recognize the great value of the publicity and goodwill associated with the Licensed Trademarks and acknowledge that, as between the Parties, such goodwill is exclusively owned by Licensor.  Any goodwill created in connection with Licensee’s use of the Licensed Trademarks shall inure to the benefit of Licensor.

2.7                               Sublicenses.  Licensee may sublicense the licenses granted to Licensee hereunder (i) to its Affiliates, with the right to further sublicense in accordance with clause (ii), and (ii) to third parties, solely on and in connection with the design, development, manufacture, marketing, advertisement, promotion, distribution, sale, or other exploitation of the Licensed Products, provided that such sublicense supports Licensee’s and its Affiliates’ distribution, sale or other exploitation of the Licensed Products (and is not a sublicense for sublicensee to independently sell, distribute or otherwise exploit Licensed Products), and, in each case of the foregoing (i) and (ii), (a) Licensee shall require its sublicensees to agree to terms and conditions consistent with this Agreement (including, without limitation, by obtaining from all sublicensees a full assignment, waiver, and grant of all rights in the Improvements as required by Section 2.2 of this Agreement), (b) Licensee shall be primarily responsible and liable for all sublicensees’ acts and omissions, and  (c) aside from sublicenses granted by Licensee’s Affiliates in compliance with subsection (ii) herein, such sublicensees shall not have the right to grant further sublicenses without the prior written consent of Licensor.  Licensee acknowledges that Third Party licenses may require additional measures for Third Party Licensed Property beyond those set forth in this Paragraph.

2.8                               Contractors.  Licensee may delegate aspects of its performance under this Agreement to third parties hired as contractors, solely to assist in developing the Licensed Products and advertising material, provided that (a) Licensee shall require its contractors to agree to terms and conditions consistent with this Agreement (including, without limitation, by obtaining from all contractors a full assignment, waiver, and grant of all rights in the Improvements as required by Section 2.2 of this Agreement), (b) Licensee shall be primarily responsible and liable for all contractors’ acts and omissions, and (c) such contractors shall not have the right to further delegate their performance without the prior written consent of Licensor.  Licensee acknowledges that Third Party licenses may require additional measures for Third Party Licensed Property beyond those set forth in this Paragraph.

2.9                               Ownership and Proprietary Rights.

(a)                                 Subject to the rights granted herein, as between Licensor and Licensee, Licensor owns and retains all right, title and interest in and to the Licensed Property, and Licensee acknowledges that it neither owns nor acquires any rights in and to the Licensed Property, except as expressly granted by this Agreement.  Licensee further acknowledges that Licensor and its licensors retain the absolute right to use the Licensed Property in their sole discretion for any purpose other than with respect to the rights granted exclusively to Licensee herein.  Licensee shall not at any time do or cause to be done, and shall exercise its reasonable commercial efforts to ensure that none of its sublicensees, contractors, agents or representatives does or causes to be done, any act or thing impairing or tending to impair any part of any right, title or interest of Licensor or its licensors in or to any Licensed Property.  All rights not expressly granted to Licensee hereunder are reserved to Licensor; no licenses, implied or otherwise, are granted to the Licensee other than those expressly granted pursuant to this Article 2.  Except for the Licensed Property and all elements thereof, including without limitation (a) Intellectual Property contained therein, as well as (b) all functional elements of Licensed Products such as code, routines, tools, algorithms, activities, and any other functional features, ideas and inventions either created by, or for Licensor or its licensors, the Parties agree that Licensee shall retain all right, title, and interest to the Licensed Products, including without limitation (y) all functional elements of Licensed Products such as code, routines, tools, algorithms, activities, and any other functional features, and (z) any Trademarks created by Licensee for use in connection with the Licensed Products, all to the extent not based upon or derivative of the Licensed Property.  Licensee shall not challenge or enable third parties to challenge the ownership or validity of the Licensed Property.  Licensee shall not adopt, register, apply to register or otherwise use substantially similar or confusingly similar Trademarks or content to the Licensed Property.

(b)                                 Licensee acknowledges that a certain portion of the Licensed Property is (or may be) licensed to Licensor from Third Parties and is being sublicensed to Licensee under this Agreement.  Licensee further acknowledges that the license agreements between Licensor and the applicable Third Party licensors may impose certain requirements or limitations on the use and sublicensing of such Licensed Property that are different from or are in addition to the terms and conditions of this Agreement, and may be more restrictive or inconsistent with the terms and conditions set forth herein.  Licensee agrees that, notwithstanding anything to the contrary in this Agreement, Licensee’s use of such Third Party Licensed Property shall be subject to the terms and conditions of this Agreement and, to the extent any Third Party license imposes different or more restrictive terms and conditions with respect to such Third Party Licensed Property, specifically including but not limited to any approval processes, temporal or geographical limitations, termination or expirations, notice requirements, royalty and use reporting requirements, audit terms, or the like contained in such licenses, such Third Party agreements. Furthermore, Licensee shall be responsible for fulfilling all performance obligations applicable to the social channel set forth in the license agreements for Third Party Licensed Property, provided that after the Effective Date Licensor shall not agree to any future Third Party performance obligations applicable to the Social Gaming channel without Licensee’s express written consent.  Licensee shall be responsible for payment of all costs and fees for the utilization of Third Party Licensed Property in Licensed Products and the allocable share of minimum guarantee payments due under such Third Party agreements. Licensor shall endeavor to apprise the Licensee of any additional terms and conditions that apply to Licensee’s use of Third Party Licensed Property, and Licensee agrees to either abide by such additional terms and conditions or refrain from using such Third Party Licensed Property.

2.10                        Intellectual Property Notices.  Licensee shall cause to be incorporated into the Licensed Products, and the advertising and marketing material therefor, legal notices with respect to any applicable Patents, Trademarks, and Copyrights as are provided by or requested by Licensor.  The size and location of such notices shall be subject to Licensee’s reasonable discretion, provided that if Licensor believes the size and location selected by Licensee to be inappropriate, Licensee will cooperate in good faith with Licensor to resolve the difference of opinion, and further provided that the size and location of such notices may be subject to the requirements of Third Party licensors in their sole discretion.

2.11                        Maintenance of Trade Secrets.  The Parties shall maintain the confidentiality of all trade secrets and other confidential Intellectual Property disclosed to the other Party in relation to this Agreement, and shall only disclose such trade secrets or Intellectual Property as is and only to the extent necessary to its contractors, advisors and sublicensees.  The Parties shall contractually require any such contractors, advisors or sublicensees to similarly maintain the confidentiality of such trade secrets or other Intellectual Property.

2.12                        Protection of Licensor’s Intellectual Property.  Licensee will not take or fail to take any action that materially damages or is likely to materially damage Licensor’s Intellectual Property or the Intellectual Property of a Third Party licensed to Licensor or damage or harm Licensor’s reputation in any material respect.

3.                                      LICENSE FEES AND PAYMENTS.

3.1                               License Fees. In consideration of the licenses granted to Licensee hereunder, Licensee shall pay Licensor a one-time payment of [ • ] million dollars to Licensor for the license grant with respect to the Licensor owned Intellectual Property.  In addition, Licensee shall pay to Licensor all costs, fees and expenses related to Third Party licenses for Licensee’s use of Third Party Licensed Property.

3.2                               Reporting.  Within twenty-five (25) days following the end of each calendar month, Licensee shall provide to Licensor a report detailing the use of Licensed Products for the prior calendar month, as well as the computation of any and all payments due and owing to Licensor’s licensors, if any, including any reconciliation from the prior months, and inclusive of all information that Licensor is required to report to its licensors.  Licensee shall provide said reports whether or not any royalties are owed.    All payments shall be made in U.S. dollars to an account or accounts designated by Licensor from time to time.

3.3                               Taxes.  All amounts payable hereunder by the Licensee shall be made in full and without deduction or withholding, unless deduction or withholding is required by a governmental or other regulatory agency, for or on account of any present or future income, all applicable sales, use, value-added and other taxes and all applicable export and import fees, levies, customs duties and similar charges imposed by the jurisdiction of tax residence of Licensee.  Licensee shall be responsible for payment of all such taxes (other than taxes based on Licensor’s income), fees, duties and charges, and any related penalties and interest, arising from the payment of any royalties hereunder and the grant of license rights hereunder.

3.4                               Payments and Taxes. Licensee shall make all payments required hereunder to Licensor free and clear of, and without reduction for, any taxes unless required to deduct or withhold tax by a governmental or regulatory authority.  If Licensee is required to deduct or withhold tax from a payment made to Licensor under this Agreement, Licensee will cooperate with Licensor to minimize the amount of any such required withholding.  Licensee will use reasonable efforts to remit any tax deducted by Licensee from a payment made to Licensor to the proper tax authority in a timely manner. Licensee shall, upon Licensor’s request, provide Licensor with official receipts issued by the appropriate taxing authority, or such other evidence as Licensor may reasonably request, to establish that such taxes have been paid.

3.5                               Record Keeping and Audit. Licensee shall make and maintain such sufficient books, records, and accounts relating to the performance of its obligations under this Agreement, including without limitation the payments to be made to Third Party licensors, in order for Licensor to be able to confirm Licensee’s performance of its obligations and the accuracy of payments. Such records shall be available, subject to Licensee’s standard security practices and protocols, at reasonable times during normal business hours, on a minimum of thirty (30) days advance written notice, for inspection by Licensor.  Licensor shall not undertake such inspections more than once per calendar year and shall undertake inspections that cover a specific time period only one time, unless a discrepancy is found in which case such period is subject to a subsequent audit. Licensee shall maintain such records for at least three (3) years following the end of the calendar quarter to which they pertain, unless a longer period is required with respect to Third Party content.  If an audit reveals that Licensee has underpaid Licensor, then Licensee shall pay Licensor the uncontested amount owed within ten (10) business days of receipt of notice of such audit results.  Similarly, if an audit reveals that Licensee has overpaid Licensor, Licensor agrees to repay Licensee any uncontested overpayment of royalties paid hereunder within ten (10) business days of notice of the audit results.  Any underpayment payable pursuant to this audit provision shall accrue interest at a rate of eight tenths of one percent (0.8%) per month commencing the date such underpayments were due.  Such audits shall be at Licensor’s expense unless such audit shows underpayments of ten percent (10%) or greater with respect to the period of such audit, in which case Licensee shall reimburse Licensor for the cost of the audit.

4.                                      DISCLAIMER; EXCLUSIONS AND LIMITATIONS OF LIABILITY.

4.1                               Disclaimer.  THE LICENSED PROPERTY IS PROVIDED TO LICENSEE WITHOUT WARRANTY OR CONDITION OF ANY KIND OTHER THAN THOSE WARRANTIES SET FORTH IN SECTION 6.1.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR CONDITION OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, MERCHANTABLE QUALITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (EVEN IF ON NOTICE OF SUCH PURPOSE), OR CUSTOM OR USAGE IN THE TRADE.  LICENSOR DOES NOT WARRANT THAT ANY USE OF SUCH INTELLECTUAL PROPERTY WILL BE ERROR-FREE OR UNINTERRUPTED.

4.2                               Exclusions of Remedies; Limitation of Liability.  EXCEPT FOR LIABILITY RELATED TO INDEMNIFICATION AND DEFENSE OBLIGATIONS, CONFIDENTIALITY OBLIGATIONS, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM, INCLUDING, WITHOUT LIMITATION, LOST PROFITS (WHETHER DEEMED DIRECT OR INDIRECT), COSTS OF DELAY, ANY FAILURE OF DELIVERY, BUSINESS INTERRUPTION, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS LIMITATION UPON DAMAGES AND CLAIMS IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, HASBRO, INC. AND HASBRO INTERNATIONAL, INC. SHALL HAVE NO LIABILITY TO LICENSEE OR ITS AFFILIATES.  FURTHER, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, LICENSOR’S TOTAL LIABILITY WITH

RESPECT TO EACH CLAIM UNDER SECTION 7.1(b) SHALL NOT EXCEED ONE MILLION DOLLARS.

4.3                               Essential Basis of Agreement.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE DISCLAIMERS, EXCLUSIONS AND LIMITATIONS OF LIABILITY SET FORTH IN THIS ARTICLE 4 FORM AN ESSENTIAL BASIS OF THIS AGREEMENT, AND THAT, ABSENT ANY OF SUCH DISCLAIMERS, EXCLUSIONS OR LIMITATIONS OF LIABILITY, THE TERMS OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ECONOMIC TERMS, WOULD BE SUBSTANTIALLY DIFFERENT.

5.                                      TERM AND TERMINATION.

5.1                               Term.  This Agreement shall commence on the Effective Date and, shall continue in perpetuity for licenses related to the Licensed Property, unless expiring sooner with respect to Third Party Licensed Property, and unless earlier terminated pursuant to Section 5.2.

5.2                               Termination for Cause.  Either Party may, at its option, terminate this Agreement at any time by giving written notice to the other Party upon the occurrence of any of the following events:

(a)                                 A Party fails or neglects to perform its material obligations or covenants or otherwise breaches any material term or condition or this Agreement if such default is not corrected within thirty (30) days after receiving written notice from the other Party with respect to such default;

(b)                                 Termination occurs pursuant to Section 9.3.

5.3                               Licensor may terminate this Agreement at any time by giving written notice to the Licensee upon the occurrence of any of the following events:

(a)                                 Licensee fails to pay any amounts owed Licensor and fails to fully cure such default within thirty (30) days after receipt of notice of such delinquency;

(b)                                 There is a cessation of operations by Licensee or the institution by or against Licensee of any proceeding (whether voluntary or judicially-ordered) in bankruptcy or for dissolution, liquidation, winding up, reorganization, arrangement, or the appointment of a receiver, trustee, or judicial administrator (or the equivalent thereof in the Territory), or any other proceeding under any law for the relief of debtors which is not cleared within thirty (30) days of inception;

(c)                                  Licensee makes an assignment for the benefit of, or composition or arrangement with, creditors, or admits in writing its inability to pay its debts as they become due;

(d)                                       Licensee violates Section 9.5, including by assigning (other than as permitted herein), mortgaging, sublicensing (other than as permitted herein), or taking other action to otherwise encumber this Agreement without the prior written consent of Licensor, provided, however, that in the event that one or more of Licensee’s Affiliates undergoes a Change of Control, Licensor will have the right to terminate this Agreement only with respect to any such Affiliate that undergoes a Change of Control.

5.4                               Effect of Termination.

(a)                                 Upon any termination of this Agreement, the licenses granted under this Agreement shall cease immediately, and Licensee shall (i) promptly discontinue all use of the Licensed Property and Licensee shall return to Licensor or destroy all Licensed Property in all tangible forms, including written and pictorial form, then held by Licensee, its Affiliates or by any employee or agent of Licensee or its Affiliates who shall have received any such Intellectual Property, directly or indirectly, from Licensee, and (ii) promptly pay to Licensor, all amounts due and payable hereunder.

(b)                                 In the event this Agreement is terminated on or before the fifth anniversary of the Effective Date, Licensor shall pay, within thirty (30) days of such termination, a break fee as set forth in the following table:

Time Frame	Break fee
On or before the first anniversary of the Effective Date	$[ • ] million dollars
On or before the second anniversary of the Effective Date	$[ • ] million dollars
On or before the third anniversary of the Effective Date	$[ • ] million dollars
On or before the fourth anniversary of the Effective Date	$[ • ] million dollars
On or before the fifth anniversary of the Effective Date	$[ • ] million dollars

5.5                               Survival.  The provisions of Article 1, Section 2.9(a), Section 2.11, Section 2.12, Article 3 (with respect to payments due as of the end of the Term, record keeping and audit, and with respect to any surviving sublicenses), Article 4, Section 5.4, Article 7 and Article 9 shall survive the termination or expiration of this Agreement.  The remaining provisions shall survive to the extent intended by their nature to survive.

6.                                      REPRESENTATIONS AND WARRANTIES.

6.1                               Representations, Warranties, and Covenants.

(a)                                 Licensor represents, warrants, and covenants that: (i) it has the full and exclusive right and power to enter into this Agreement and grant the rights and licenses described herein; (ii) it is free to enter into this Agreement; (iii) Licensor shall, in connection with this Agreement, comply with all applicable laws, rules and regulations, including, but not limited to, those relating to anti-corruption, anti-money laundering and competition; and (iv) Licensor has not offered or paid, and will not offer or pay, directly or indirectly, (a) anything of value to any public official or candidate for political office, or any relative or agent thereof, for purposes of obtaining any official action or benefit relating in any way to this Agreement, or (b) any illegal commission or finder’s or referral fee.  Licensor further represents and warrants that: (i) with respect to Licensed Products submitted by Licensee to Licensor for Clearance after the Effective Date, as well as for Licensed Products in use prior to the Effective Date to the extent the content in such games is used in accordance with all Third Party agreements and with respect to Trademarks, subject to such Trademarks having been approved through the Trademark process set forth in Section 1.3(i),  Licensor has or will conduct reasonable due diligence in clearing the content for its intended use and state that within the scope of the approval issued that, other than as expressly stated in response to the submission, to the best of Licensor’s knowledge Licensor is not aware that the content infringes any Third Party rights; and (ii) that the Trademarks specifically approved through the Trademark Clearance process as set forth in Section 1.3(i), solely as approved by Licensor for use by Licensee under this license, whether or not registered, will not infringe Third Party rights in the United States, Canada, Mexico, Australia or Europe.  Notwithstanding anything to the contrary contained herein, Licensee shall be responsible for securing all needed rights and approvals to Third Party content for which Licensor does not have the necessary rights to pass through to Licensee for use in Licensed Products, and Licensee shall be solely responsible for paying all associated costs and expenses, including but not limited to any guild or union fees, performing rights fees, music licenses, stock photography, video or clip rights, voice overs and fonts.  For clarity, Licensed Products, or portions thereof, which have not been submitted for Clearance in accordance with Section 1.3 or which have been submitted for Clearance but which are used by Licensee other than as expressly approved in response to the submission, are not included within the scope of Licensor’s representations and warranties of non-infringement. Additionally, any Licensed Products, or portions thereof, which were designed or developed by Third Party developers (e.g., High 5 Games) or contain Third Party content (e.g., Third Party music) which are used by Licensee outside the scope of the written agreement pursuant to which the content was created or authorized (or in the absence of being able to locate any such agreement), shall be at Licensee’s sole risk and the use of such content shall not be within the scope of Licensor’s representations and warranties of non-infringement.  Furthermore, Licensee’s use of all Improvements shall be at Licensee’s sole risk.

(b)                                 Licensee represents, warrants and covenants that: (i) this Agreement has been duly authorized, executed, and delivered by Licensee; (ii) it has the full power and authority to enter into and perform its obligations hereunder; (iii) this Agreement constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms; (iv) the making of this Agreement does not violate any agreement, right, or obligation existing between Licensee and any other person or entity; (v) all information furnished by Licensor to Licensee in connection with Licensee’s due diligence and compliance review process is complete and accurate; (vii) Licensee shall, in connection with this Agreement, comply with all applicable laws, rules and regulations, including, but not limited to, those relating to anti-corruption, anti-money laundering and competition; (viii) Licensee has not offered or paid, and will not offer or pay, directly or indirectly, (a) anything of value to any public official or candidate for political office, or any relative or agent thereof, for purposes of obtaining any official action or benefit relating in any way to this Agreement, or (b) any illegal commission or finder’s or referral fee; (ix) all Improvements and other materials used in connection with the Licensed Property created by or for Licensee shall be created in accordance with Section 2.2 and not infringe or otherwise violate any Third Party’s rights; and (x) Licensee shall not incur any obligations or payments for which Licensor is responsible for Licensee’s use of the Licensed Products.

7.                                      THIRD PARTY CLAIMS.

7.1                               Third Party Claims.

(a)                                 Indemnification for Third Party Claims against Licensee.  Licensor will defend or settle at its expense any claim asserted by a Third Party against Licensee alleging that Licensor’s breach of any of its warranties, representations, or undertakings under Section 6.1(a) has injured or will injure such Third Party.  Licensor has the sole right to control and direct the defense and settlement of any such claim, including without limitation the sole right to select and appoint legal counsel to defend against such claim.  Licensor shall not enter any settlement, consent judgment, or other voluntary final disposition of a claim eligible for indemnification on terms which would materially impair the scope or value of the license rights granted herein, without Licensee’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, and for the avoidance of doubt, Licensor has no obligation relating to any claim arising from, (i) material modifications made to the Licensed Property by any party other than Licensor unless made at Licensor’s direction; (ii) Licensee’s non-compliance with the Clearance procedures, including but not limited to identifying elements of Licensed Products requiring Third Party payments or rights; (iii) use of the Licensed Property other than as provided for under this Agreement;  (iv) use or combination by Licensee of the Licensed Property with software, hardware, products, content, materials, deliverables or services that are not provided by Licensor pursuant to this Agreement, solely to the extent that the claim would not exist but for such combination; (v) use of any Licensed Property, Licensed Products, or any materials other than as expressly and specifically stated in Licensor’s responses to Licensee with respect to content submitted for Clearance, (vi) arising out of Improvements, (vii) Licensee’s failure to secure any required permission, license or rights from a Third Party or make any required payments or reports; or (vii) any failure to abide by the terms and conditions of this Agreement.

(b)                                 Indemnification for Third-Party Claims against Licensor.  Licensee will defend or settle at its expense any claim asserted by a Third Party against Licensor alleging that: (i)  Licensee’s breach of any of its warranties, representations, or undertakings under Section 6.1(b), or Licensee’s breach of any additional terms and conditions that apply to Licensee’s use of Third Party Licensed Property as referred to in Section 2.8, has injured or will injure such Third Party, (ii) that Licensee’s use or combination of the Licensed Property with software, hardware, products, content, materials, deliverables or services that are not provided by Licensor pursuant to this Agreement infringes or otherwise violates the rights of such Third Party, solely to the extent that the claim would not exist but for such combination, and (iii) for any claims for product liability or injury to person, including death.  Licensor’s Clearance or approval of any Licensed Product shall not remove or diminish Licensee’s responsibility with respect to all aspects and attributes of the Licensed Product or otherwise diminish Licensee’s representations, warranties or indemnification obligations hereunder.  Licensee has the sole right to control and direct the defense or settlement of any such claim, including without limitation the sole right to select and appoint legal counsel to defend against such claim.  Licensee shall not enter into any settlement, consent judgment, or other voluntary final disposition of a claim eligible for indemnification without Licensor’s prior written consent, which shall not be unreasonably withheld, and no disposition of any claim may impair or otherwise harm the value or rights in and to any of Licensor’s or its licensors’ Intellectual Property or bind or obligate Licensor to any remedy other than the payment of damages which are to be paid solely by Licensee.

(c)                                  A Party seeking indemnification under this Section (“Indemnitee”) shall (i) promptly notify in writing the indemnifying Party (“Indemnitor”) of any claim eligible for indemnification (provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations hereunder, except to the extent that the indemnifying Party is prejudiced by such delay); (ii) permit Indemnitor to both answer and defend such claim; and (iii) provide Indemnitor, at Indemnitor’s expense, with such information and assistance as Indemnitor may reasonably request to help Indemnitor to defend such claim.

8.                                      INFRINGEMENT.

8.1                         Infringement.

(a)                                 Licensee shall promptly notify Licensor of any suspected infringement(s) of the Licensed Property and shall inform Licensor of any evidence of such infringement(s).

(b)                                 Licensor shall have the sole first right but not the obligation, under its own control and at its own expense, to undertake Enforcement Efforts.  Any and all damages, profits, and other monetary awards resulting from such Enforcement Efforts shall be the sole property of Licensor.  If required by law, Licensee shall permit any Enforcement Efforts under this Section to be brought in its name, including being joined as a party-plaintiff, provided that Licensor shall both hold harmless Licensee from and indemnify Licensee against, and shall pay any and all costs, expenses, and liabilities that Licensee incurs in connection with such Enforcement Efforts.  In the event that Licensor elects not to pursue an Enforcement Effort and Licensee desires to undertake such Enforcement Efforts itself, the Parties will discuss options in good faith and determine whether Licensee will take such Enforcement Effort on its own, at its own expense.  In any Enforcement Efforts undertaken by Licensee, Licensee shall obtain prior written approval from Licensor as to counsel, general litigation strategy, and any settlement or other voluntary disposition of the Enforcement Efforts and provided further that Licensee shall both hold harmless Licensor from and indemnify Licensor against, and shall pay any and all costs, expenses, and liabilities that Licensor incurs in connection with such Enforcement Efforts.  In the event that Licensee does undertake Enforcement Efforts on its own, any and all damages, profits, and other monetary awards resulting from such Enforcement Efforts shall be the sole property of Licensee.

9.                                      GENERAL PROVISIONS.

9.1                               Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

9.2                               Notices.  All notices, requests and other communications to any Party hereunder shall be in writing and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), or (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party):

(a)	if to Licensor, to:
Bally Gaming, Inc.
c/o Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119
Attention: Chief Legal Officer

(b)	if to Licensee, to:
SG Social Holding Company I, LLC
6601 Bermuda Road
Las Vegas, NV 89119
Attention: Legal Department

with a copy to:

SciPlay Corporation

6601 Bermuda Road

Las Vegas, NV 89119

Attn: General Counsel

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (Pacific Standard Time) and such day is a business day at the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day.

9.3                               Compliance with Laws; Regulatory Compliance.  In the exercise of their respective rights and in the performance of their respective obligations under this Agreement, Licensee and Licensor shall, at all times, comply with all applicable laws, regulations and orders.  Licensee specifically acknowledges that Licensor is subject to the gaming and licensing requirements of various jurisdictions and is obliged to take reasonable efforts to determine the suitability of its business associates.  Licensee agrees to cooperate fully with Licensor in providing it with any reasonable information, of whatever nature, that  Licensor  deems necessary or appropriate in assuring itself that Licensee possesses the good character, honesty, integrity, and reputation applicable to those engaged in the gaming industry and Licensee specifically represents that there is nothing in Licensee’s background, history, or reputation that would be deemed unsuitable under the standards applicable to the gaming industry. If, during the term of the Agreement, Licensor is notified in writing by any regulatory agency that the conduct of business with Licensee will jeopardize Licensor’s, or its Affiliates’, license or ability to be licensed or if Licensor concludes that Licensee fails to meet the above criteria, the Agreement shall terminate upon written notice by Licensor and Licensor shall owe no further affirmative duty to Licensee.

9.4                               Confidential Information.  Each Party shall keep in confidence and not disclose to any Third Party, without the prior written permission of the other, any or all of: any proprietary information of the other made known to it with respect to the Licensed Property or the Licensed Products, provided that each Party may disclose this Agreement and such information to its Affiliates, sublicensees, independent contractors, and/or gaming authorities on a need-to-know basis only.  Proprietary information shall include, but not be limited to any or all of: (i) information of a technical nature, such as “know-how,” secret processes, inventions, or research projects; (ii) information of a business nature, such as information about costs, profits, markets, marketing plans, sales, suppliers, manufacturers, or lists of customers; (iii) plans for future developments or future products; and (iv) other information of a similar nature to the extent not available to the public.  This requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of the receiving Party; (b) rightfully received by the receiving Party from a Third Party who is not bound by a restriction of nondisclosure; (c) already in the receiving Party’s possession without restriction as to disclosure; or (d) required to be disclosed by applicable rules and regulations of the SEC, other government agencies, judicial bodies, or as otherwise legally required.  Notwithstanding anything to the contrary in this Agreement, Licensor understands that Licensee may have to file this agreement as a “material agreement” pursuant to SEC regulations.

9.5                               Assignment; Delegation.  Licensor may, upon written notice to Licensee, assign any of its rights or delegate any of its duties hereunder without the prior written consent of Licensee.  Licensee may assign this Agreement or assign any of its rights or delegate any of its duties hereunder to any of its Affiliates, including SciPlay Holding Company, LLC, without the consent of Licensor.  Licensee shall provide written notice to Licensor of such assignment.  This Agreement and all rights and duties hereunder are otherwise personal to Licensee and its permitted assignees and shall not be assigned, or sublicensed by Licensee or its permitted assignees other than as permitted herein or by operation of law, without the prior written consent of Licensor, not to be unreasonably withheld or delayed. An assignment of this agreement to a Licensor Competitor or a potential Licensor Competitor shall be a reasonable basis to withhold approval.  For purposes of this Agreement, the terms “assigned” or “assignment” shall, in addition to the transfer of this Agreement or the rights or obligations hereunder (other than permitted sublicenses), whether voluntarily, involuntarily, by operation of law or otherwise, including by merger, be deemed to include a Change of Control.  Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective permitted successors and assigns.

9.6                               No Third Party Beneficiary.  This Agreement will not confer any rights or remedies upon any person other than Licensor and Licensee, and their Affiliates and their respective heirs, executors, successors and permitted assigns. Notwithstanding the foregoing, Hasbro, Inc. and Hasbro International Inc. are Third Party beneficiaries with respect to all Intellectual Property and Licensed Products which utilize Hasbro, Inc. or Hasbro International Inc.’s Intellectual Property.

9.7                               Independent Contractors.  The relationship between Licensor and Licensee established by this Agreement is that of independent contractors, and nothing in this Agreement shall be construed to constitute the Parties as principal and agent, employer and employee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking. The Parties understand and agree that, neither Party grants to the other Party the power or authority to make or give any agreement, statement, representation, warranty or other commitment on its behalf, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on its behalf, or to transfer, release or waive any of its right, title or interest.

9.8                               Severability.  If any provision of this Agreement is invalid or unenforceable for any reason in any jurisdiction, such provision shall be construed to have been adjusted to the minimum extent necessary to cure such invalidity or unenforceability.  The invalidity or unenforceability of one or more of the provisions contained in this Agreement shall not have the effect of rendering any such provision invalid or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provisions of this Agreement invalid or unenforceable whatsoever.

9.9                               Waiver.  Any delay or forbearance by either Party in exercising any right hereunder shall not be deemed a waiver of that right. Neither the failure of either Party to insist upon the strict performance of any of the provisions of this Agreement, nor the failure of either Party to exercise any right, option or remedy hereby reserved, shall not be construed as a waiver of the future enforcement of any such provision, right, option or remedy, or as a waiver of any subsequent breach thereof.

9.10                        Remedies.  The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which a Party may be lawfully entitled.

9.11                        Governing Law; Venue.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada, excluding conflicts of law rules. Any dispute between the Parties arising from or relating to the validity, performance, interpretation or construction of this Agreement that cannot be resolved amicably shall be submitted to the exclusive jurisdiction of the Federal and state courts located in Clark County, Nevada.  Notwithstanding the foregoing, either Party shall have the right to seek equitable relief in any court of competent jurisdiction.

9.12                        Further Assurances.  Each Party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

9.13                        Force Majeure. Neither Party shall lose any rights hereunder, be held responsible for any delays, or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by any one or more of acts of war, terrorism, civil unrest, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is both beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party, and the nonperforming Party has also exerted all reasonable efforts to avoid or remedy any force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

9.14                        Fees; Expenses.   Unless otherwise provided in this Agreement, each Party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

9.15                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one Agreement.  Delivery of an executed counterpart in electronic fashion, such as a PDF file transferred by email or facsimile transmission, shall be deemed to have the same legal effect as delivery of an original executed counterpart of this Agreement for all purposes.

9.16                        Headings.  The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

*SIGNATURE PAGE TO FOLLOW*

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this document as of the Effective Date.

LICENSOR

Bally Gaming, Inc.

By:
Name:	Michael A. Quartieri
Title:	Treasurer and Secretary

LICENSEE

SG Social Holding Company I, LLC,

By: SG Social Holding Company II, LLC, its sole member

By:
Name:	Michael A. Quartieri
Title:	President, Chief Financial Officer and Secretary